UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 7, 2007

Genesis HealthCare Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	000-50351	20-0023783

(State or Other Jurisdiction	(Commission	(IRS Employer)
of Incorporation)	File Number)	Identification No.)

101 East State Street Kennett Square, PA		19348

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 444-6350

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction
A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 8.01.            Other events.

          On May 7, 2007, Genesis HealthCare Corporation (“Genesis”) received a letter from FC-GEN Acquisition, Inc., an affiliate of Formation Capital LLC and JER Partners (“FC-GEN”), in which FC-GEN proposed to amend the existing merger agreement between Genesis, FC-GEN, and GEN Acquisition Corp. to increase the merger consideration payable to shareholders to $67.50 per share in cash with such price increasing by 9% per annum, or $0.01664 per day, beginning July 31, 2007 until the transaction closes. The proposal from FC-GEN also proposed increasing the termination fee payable by Genesis to FC-GEN under certain circumstances to $40 million from $15 million.

          The proposal from FC-GEN was subsequently revised by e-mail communications between outside counsel for Genesis and outside counsel for FC-GEN on May 8, 2007 (as revised, the “Formation proposal”). Under the Formation proposal, if the FC-GEN transaction does not close before July 31, 2007, the purchase price increases by approximately 9% per annum, or $0.01664 per day, from July 31, 2007 through August 31, 2007, and if the FC-GEN transaction does not close by August 31, 2007, the purchase price increases by approximately 10% per annum, or $0.01849 per day, from September 1, 2007 until the transaction closes. The Formation proposal, which expired by its terms at 11:59 p.m. (EDT) on Wednesday, May 9, 2007, stated that the offer would have terminated automatically if the offer were to have been disclosed publicly or to any third party, except that Genesis was permitted to provide Fillmore with 24 hours advance notice of the possibility that Genesis might accept a revised proposal from FC-GEN that had as one of its terms a $40 million termination fee.

          On the night of May 9, 2007, Genesis received a letter from Fillmore Capital Partners, LLC (“Fillmore”), in which Fillmore proposed to acquire Genesis for $69.00 per share in cash, without interest (“Fillmore proposal”). Under the Fillmore proposal, Genesis would be required to pay to an affiliate of Fillmore a termination fee in the amount of $50 million in certain circumstances. However, if Genesis were to enter into a merger agreement with Fillmore and then terminate that agreement within ten days after entry into the agreement in order to accept a superior proposal, Genesis would be required to pay to an affiliate of Fillmore $15 million plus expenses.

          The Fillmore proposal states that it will remain in effect until 5:00 p.m. EDT on Tuesday, May 15, 2007.

          On May 10, 2007, Genesis issued a press release announcing, among other things, the Formation proposal, the Fillmore proposal and the rescheduling of the adjourned shareholder meeting for voting on the existing FC-GEN transaction to May 18, 2007 from May 11, 2007 (“May 10 press release”).

          A copy of the letter received from FC-GEN on May 7, 2007 is attached hereto as Exhibit 99.1, a copy of the letter received from Fillmore on May 9, 2007 is attached hereto as Exhibit 99.2 and a copy of the May 10 press release is attached hereto as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Letter from FC-GEN Acquisition, Inc. to the Board of Directors of Genesis HealthCare
Corporation, dated May 7, 2007.
99.2	Letter from Fillmore Capital Partners, LLC, to Goldman, Sachs & Co., dated May 9,
2007
99.3	Press Release, dated May 10, 2007

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS HEALTHCARE CORPORATION

By:	/s/ James. V. McKeon
Name: James V. McKeon
Title: Chief Financial Officer

Date: May 10, 2007

INDEX OF EXHIBITS

Exhibit No.	Description
99.1	Letter from FC-GEN Acquisition, Inc. to the Board of Directors of Genesis HealthCare
Corporation, dated May 7, 2007.
99.2	Letter from Fillmore Capital Partners, LLC, to Goldman, Sachs & Co., dated May 9,
2007
99.3	Press Release, dated May 10, 2007